EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Third Quarter

Net Income of $228,000 On Net Sales of $5,112,000

MINNEAPOLIS – October 31, 2006 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,112,000 for the third quarter ended September 30, 2006, a decrease of 3.3%, compared to net sales of $5,285,000 for the third quarter of 2005. Net income for the third quarter of 2006 was $228,000 or $0.02 per basic share ($0.01 per fully diluted share), compared to a net loss of $(432,000), or $(0.03) per share (basic and fully diluted), for the third quarter of 2005. Insignia Point-of-Purchase Services® (POPS) revenues for the third quarter were $4,452,000, a decrease of 1.0%, compared to third quarter 2005 POPS revenues of $4,498,000. Stock-based compensation expense of $40,000 was recognized during the third quarter ended September 30, 2006 resulting from the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R effective January 1, 2006.

For the nine months ended September 30, 2006, net sales were $16,387,000, an increase of 4.7%, compared to net sales of $15,653,000 for the first nine months of 2005. Net income for the first nine months of 2006 was $1,816,000 or $0.12 per share (basic and fully diluted), compared to a net loss of $(1,997,000), or $(0.13) per share (basic and fully diluted) for the same period of 2005. Insignia POPS revenues for the first nine months of 2006 were $14,294,000, an increase of 7.7%, compared to POPS revenues of $13,276,000 for the first nine months of 2005. Stock-based compensation expense of $191,000 was recognized during the first nine months of 2006.

CEO Scott Drill commented, “During the quarter we made significant progress on both the business and legal fronts which positions us well for the future. On the business front, our sales force is working well with the Valassis sales force and this has resulted in more sales activity with the consumer package goods companies than at any time in the history of POPS. We recently wrote the largest POPS contract ever for one of our joint accounts with Valassis. Total revenue for Insignia from this contract will be $2,250,000 of which $1,800,000 will be recognized in 2007, with the balance in the first half of 2008. We are optimistic about our growth prospects in 2007 based on the amount of business we have pending.”

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

October 31, 2006	Insignia Systems, Inc. Reports Third Quarter Net Income	Page 2

Drill continued, “On the legal front, we are moving into the discovery stage in our Minnesota case against News America Marketing In-Store, Inc. (NAMI) and Albertson’s, Inc. There had been a short stay of discovery pending a ruling in New York on an 18-month old motion to enjoin filed by NAMI. That motion was recently denied and the New York court ruled that our antitrust claims do not need to be brought as part of the New York action. Also, the State of Minnesota through its Attorney General recently intervened as a co-plaintiff in the business disparagement portion of our Minnesota case which we believe further strengthens our legal position. Discovery continues to be on hold in our New York case where we have had an Amended Motion to Dismiss pending since August 18, 2004.”

Drill went on to state, “We expect to be profitable again in the fourth quarter in that we have POPS customer orders of approximately $4,445,000 with four weeks of selling time left. Last year’s fourth quarter POPS revenue was $3,169,000. Our cash position at September 30, 2006 was $3,380,000. Legal expense for the 2006 third quarter was $322,000 versus $235,000 in the third quarter of 2005.”

Conference Call

The Company will host a conference call today, October 31, at 4:00 p.m. Central Time. To access the live call, dial 800-474-8920. The conference code is 5272394. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through November 8, 2006. To access the replay, dial 888-203-1112 and reference the passcode 5272394.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark and Safeway. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Reckitt Benckiser, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

October 31, 2006	Insignia Systems, Inc. Reports Third Quarter Net Income	Page 3

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

October 31, 2006	Insignia Systems, Inc. Reports Third Quarter Net Income	Page 4

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006		2005
Net Sales	$5,112,000	$5,285,000	$16,387,000		$15,653,000
Cost of Sales(1)	2,512,000	3,305,000	7,581,000		9,833,000
Gross Profit	2,600,000	1,980,000	8,806,000		5,820,000
Operating Expenses:
Selling(1)	1,174,000	1,438,000	3,615,000		4,316,000
Marketing(1)	265,000	246,000	754,000		911,000
General & administrative(1)	935,000	739,000	2,686,000		2,615,000

Operating Income (Loss)	226,000	(443,000)	1,751,000		(2,022,000)
Other Income	2,000	11,000	65,000	(2)	25,000

Net Income (Loss)	$228,000	$(432,000)	$1,816,000		$(1,997,000)

Net Income (Loss) Per Share
Basic	$0.02	$(0.03)	$0.12		$(0.13)
Diluted	$0.01	$(0.03)	$0.12		$(0.13)

Shares used in calculation of net income (loss) per share:
Basic	15,104,000	15,002,000	15,074,000		15,002,000
Diluted	15,897,000	15,002,000	15,408,000		15,002,000

(1)     Includes stock-based compensation expense of:

Cost of Sales	$15,000	$42,000
Selling	(7,000)	40,000
Marketing	8,000	23,000
General & Administrative	24,000	86,000

	$40,000	$191,000

(2)     Includes $100,000 related to the settlement with the founder of VALUStix.

SELECTED BALANCE SHEET DATA

	September 30, 2006	December 31, 2005
Cash and cash equivalents	$3,380,000	$2,711,000
Working capital	$4,494,000	$2,592,000
Total assets	$8,235,000	$6,673,000
Total liabilities	$4,020,000	$4,601,000
Shareholders’ equity	$4,215,000	$2,072,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com